Exhibit 99.1

Hemisphere Media Group Announces Third Quarter 2016 Financial Results

- Q3 2016 Net Revenues Increased 5% Year-over-Year -

- Q3 2016 Net Income Increased 49% Year-over-Year -

- Q3 2016 Adjusted EBITDA Increased 10% Year-over-Year -

- Announces Over-the-Top Digital Partnership with Lionsgate -

- Continued Strong Subscriber Growth -

- On-Track to Achieve Full-Year Adjusted EBITDA Guidance -

MIAMI — (November 4, 2016) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America, today announced financial results for the third quarter ended September 30, 2016.

Alan Sokol, CEO of Hemisphere, stated, “Our core business continued to perform well in the third quarter, a testament to the attractiveness of our differentiated business model serving the rapidly growing U.S. Hispanic and Latin American markets. Despite lighter than expected political spending in Puerto Rico, we continued to deliver solid top line revenue and earnings growth. Retransmission and subscriber fees grew meaningfully across all of our networks and we achieved strong organic subscriber growth, as well as some important new launches in the quarter.  Although political spending in Puerto Rico will finish significantly below both our estimates and 2012 results, based on our strong underlying year-to-date performance and expectations for the remainder of the year, we expect to  achieve our 2016 guidance.

“We are also excited to announce our new partnership with Lionsgate and Univision to launch the leading Spanish-language premium movie subscription video-on-demand (SVOD) service.  The service is the first major SVOD movie service designed specifically for the tens of millions of Spanish-speaking and bilingual movie lovers in the U.S.  The service will offer an unparalleled collection of great content from Hemisphere and our partners, and a compelling way for the growing number of Hispanic households in the U.S. that do not otherwise subscribe to pay television to digitally access this highly coveted product.”

Net revenues were $33.1 million for the three months ended September 30, 2016, an increase of 5%, as compared to net revenues of $31.5 million for the comparable period in 2015. Net revenues were $99.1 million for the nine months ended September 30, 2016, an increase of 6%, as compared to net revenues of $93.6 million for the comparable period in 2015.  These increases, for both the three and nine month periods, were due to growth in subscriber and retransmission fees. The increase in the three month period was offset in part by a decline in advertising revenue, as WAPA was negatively impacted by a shift of advertising dollars to telecasts of the summer Olympics.  The increase in the nine month period was also driven by political advertising.  Excluding political advertising revenue, net revenues increased $1.5 million, or 5%, for the three months ended September 30, 2016, and increased $4.7 million, or 5%, for the nine months ended September 30, 2016.

Operating expenses were $23.5 million for the three months ended September 30, 2016, flat when compared to operating expenses for the comparable period in 2015. Operating expenses were $71.7 million for the nine months ended September 30, 2016, an increase of 3%, as compared to operating expenses of $69.8 million for the comparable period in 2015. The increase for the nine month period was driven primarily by increased investment in programming and higher costs related to advertising sales, consistent with the Company’s efforts to upgrade the content on, and drive advertising sales across its networks, including the launch of advertising on Cinelatino.

Net income was $4.3 million for the three months ended September 30, 2016, an increase of 49%, as compared to net income of $2.9 million for the comparable period in 2015.  Net income for the nine months ended September 30, 2016 was $12.1 million, an increase of 37%, as compared to net income of $8.8 million for the comparable period in 2015.

Adjusted EBITDA was $15.1 million for the three months ended September 30, 2016, an increase of 10%, as compared to Adjusted EBITDA of $13.7 million for the comparable period in 2015. Adjusted EBITDA was $43.9 million for the nine months ended September 30, 2016, an increase of 6%, as compared to Adjusted EBITDA of $41.3 million for the comparable period in 2015.

The Company affirms its forecast of a low double-digit percentage increase in Adjusted EBITDA for 2016.

As of September 30, 2016, the Company had $211.9 million in debt and $150.6 million of cash. The Company’s leverage ratio was approximately 3.5 times, and net leverage ratio was approximately 1.0 times.

The following tables set forth the Company’s financial performance for the three and nine months ended September 30, 2016 as well as select balance sheet data as of September 30, 2016:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results for the

Three and Nine Months Ended September 30

	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Net revenues	$33,116	$31,465	$99,118	$93,554
Operating Expenses:
Cost of revenues	9,826	10,249	30,647	29,609
Selling, general and administrative	8,999	8,907	27,775	26,816
Depreciation and amortization	4,083	4,283	12,500	12,929
Other expenses	638	75	770	381
(Gain) loss on disposition of assets	(9)	—	6	31
Total operating expenses	23,537	23,514	71,698	69,766

Operating income	9,579	7,951	27,420	23,788

Other Expenses:
Interest expense, net	(2,954)	(3,080)	(8,779)	(9,071)

Income before income taxes	6,625	4,871	18,641	14,717

Income tax expense	(2,276)	(1,961)	(6,563)	(5,912)
Net income	$4,349	$2,910	$12,078	$8,805

Reconciliation of net income to Adjusted EBITDA:
Net income	$4,349	$2,910	$12,078	$8,805
Add (deduct):
Income tax expense	2,276	1,961	6,563	5,912
Interest expense, net	2,954	3,080	8,779	9,071
(Gain) loss on disposition of assets	(9)	—	6	31
Depreciation and amortization	4,083	4,283	12,500	12,929
Stock-based compensation	533	1,436	2,522	4,123
Transaction & non-recurring expenses	913	75	1,435	381
Adjusted EBITDA	$15,099	$13,745	$43,883	$41,252

Selected Balance Sheet Data:

	As of	As of
	September 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
Cash	$150,560	$179,532
Debt	$211,929	$219,923

Leverage ratio (a):	3.5x	3.8x
Net leverage ratio (b):	1.0x	0.7x

(a) Represents the sum of gross debt and the unamortized balance of original issue discount of $1.4 million as of September 30, 2016, divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(b)  Represents the sum of net debt and the unamortized balance of original issue discount of $1.4 million as of September 30, 2016 divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	September 30, 2016	December 31, 2015
U.S. Cable Networks:
WAPA America (b)	5,204	5,158
Cinelatino	4,581	4,443
Pasiones	4,530	4,374
Centroamerica TV	4,055	3,967
Television Dominicana	3,159	2,991
Total	21,529	20,933

Latin America Cable Networks:
Cinelatino	13,003	11,891
Pasiones	11,126	10,198
Total	24,129	22,089

(a)         Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above.

(b)         Excluding digital basic subscribers, subscribers to WAPA America on Hispanic programming tiers increased by 2.7% from December 31, 2015 to September 30, 2016.

Non-GAAP Reconciliations

Within Hemisphere’s third quarter 2016 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release.

Conference Call

Hemisphere will conduct a conference call to discuss its second quarter results at 10:00 AM ET on Friday, November 4, 2016.  A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 10029775.

A replay of the call will be available beginning at approximately 1:00 PM ET on Friday, November 4, 2016 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 10029775.

Forward-Looking Statements

This press release may contain certain statements about Hemisphere that are “forward-looking statements” within the meaning of the U.S.      Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the heading “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (NASDAQ:HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere’s networks consist of:

•                  Cinelatino, the leading Spanish-language movie channel with over 17.5 million subscribers across the U.S., Latin America and Canada, including 4.6 million subscribers in the U.S. and 13.0 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.

•                  WAPA, Puerto Rico’s leading broadcast television network with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA produces more than 75 hours per week of top-rated news and entertainment programming.

•                  WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to 5.2 million subscribers.

•                  Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America. Pasiones has 4.5 million subscribers in the U.S. and 11.1 million subscribers in Latin America.

•                  Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America. Centroamerica TV is distributed in the U.S. to 4.1 million subscribers.

•                  Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, and entertainment programming from the Dominican Republic. Television Dominicana is distributed in the U.S. to 3.2 million subscribers.

Contact:

Erica Bartsch

Sloane & Company

212.446.1875

ebartsch@sloanepr.com